EX-99.h.1.ii

AMENDMENT NO. 2 TO

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF OCTOBER 29, 2014

Delaware Emerging Markets Fund
Delaware Focus Global Growth Fund
Delaware Global Value Fund
Delaware International Value Equity Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP GLOBAL &
INTERNATIONAL FUNDS
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President